UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 30, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 30, 2014, the Company entered into the Extension of Date for Prepayment of Tranche B Loan without Prepayment Premium (the "Extension Agreement"), as described below.

As previously reported, on June 29, 2012, Miller Energy Resources, Inc. (the "Company") entered into a Loan Agreement (the “Loan Agreement”) with Apollo Investment Corporation (“Apollo”), as Administrative Agent and Lender. The Loan Agreement provides for a credit facility of up to $100 million (the “Apollo Credit Facility”) with an initial borrowing base of $55 million. On August 5, 2013 , we entered into the Amendment No. 6 (the “Amendment”) with Apollo under the Apollo Credit Facility.
The Amendment provides for an increase of $20 million in the borrowing base under the Apollo Credit Facility (“New Availability”). Under the terms of the Amendment, this New Availability would not be subject to any pre-payment premium, so long as the full amount of the New Availability was repaid on or before January 31, 2014.
The Extension Agreement extends the latest date by which the Company may prepay the New Availability without being required to pay the otherwise applicable prepayment premium from January 31, 2014, to February 28, 2014.

The foregoing description of the terms and conditions of the Extension Agreement is qualified in its entirety by reference to the Extension Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Extension of Date for Prepayment of Tranche B Loan without Prepayment Premium dated January 30, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2014	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer